UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 19, 2007

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in Blockbuster’s Form 8-K filed with the Securities and Exchange Commission on February 27, 2007, Blockbuster and John F. Antioco, Blockbuster’s Chairman and Chief Executive Officer, were in discussions in an attempt to resolve a disagreement concerning the Blockbuster Board of Directors’ 2006 bonus award to Mr. Antioco. In an effort to resolve this disagreement for the benefit of Blockbuster, Blockbuster and Mr. Antioco have entered into a settlement and release agreement, dated March 19, 2007 (the “Settlement Agreement”) and an amended and restated employment agreement, dated March 19, 2007 (the “Amended and Restated Employment Agreement”), that collectively resolve the disagreement and set forth the terms of Mr. Antioco’s continued employment with Blockbuster. The Amended and Restated Employment Agreement provides that, upon the conclusion of his employment with Blockbuster, Mr. Antioco will receive a lump sum payment equal to $4.9875 million, as compared to a lump sum payment of $13.5 million that he would have been entitled to receive if he had been terminated without cause or resigned for good reason on December 31, 2007 under his previous employment agreement. The other material terms of the Amended and Restated Employment Agreement include:

1.	Mr. Antioco will receive a bonus of $3.0525 million for 2006, which bonus amount reflects a compromise between the 2006 bonus amount of $2.28 million previously conditionally offered by the Board but not paid and $7.65 million, which is the amount to which Mr. Antioco was entitled pursuant to his previous employment agreement and Blockbuster’s 2006 Senior Bonus Plan, if negative discretion was not invoked.

2.	The term of Mr. Antioco’s employment pursuant to the Amended and Restated Employment Agreement will expire on December 31, 2007, unless his employment concludes prior to such date (a) due to Mr. Antioco’s death or disability or (b) because Blockbuster, in its sole discretion, gives Mr. Antioco 30 days’ written notice of his required resignation, which notice may not be given prior to June 1, 2007 nor later than December 1, 2007.

3.	For the 2007 calendar year, Mr. Antioco’s salary will be $1.25 million, his bonus will be $2.025 million and his deferred compensation will be $1.45 million.

4.	In the event that Mr. Antioco’s employment concludes prior to December 31, 2007 as a result of his required resignation, Mr. Antioco will receive (a) his 2007 salary through the date that is the midpoint date between the date of the conclusion of his employment and December 31, 2007, (b) bonus compensation for 2007, in an amount equal to $2.025 million multiplied by the number of days from January 1, 2007 through the date that is the midpoint between the date of the conclusion of his employment and December 31, 2007, and divided by 365, and (c) deferred compensation for calendar year 2007, in an amount equal to $1.45 million multiplied by the number of days from January 1, 2007 through the date that is the midpoint between the date of the conclusion of his employment and December 31, 2007, and divided by 365.

5.	In addition, upon the conclusion of Mr. Antioco’s employment, the exercisability of all of his previously granted stock options which have not become exercisable on or prior to the date of the conclusion of his employment will be accelerated and such stock options, together with all of his previously granted stock options which are exercisable on or prior to the date of the conclusion of his employment, will be exercisable for 30 months following December 31, 2007, and he will be entitled to the immediate vesting and payment of his approximately 1.7 million restricted share units that are settleable in cash.

The Settlement Agreement and the Amended and Restated Employment Agreement are filed as exhibits hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement and Mutual Release Between John F. Antioco and Blockbuster Inc., dated March 19, 2007

10.2	Amended and Restated Employment Agreement Between John F. Antioco and Blockbuster Inc., dated March 19, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: March 19, 2007	By:	/s/ Larry J. Zine
Larry J. Zine
Executive Vice President, Chief Financial Officer
and Chief Administrative Officer